UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2011

 EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio	43230
(Address of principal executive offices)	(Zip Code)
(614) 474-4001
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 20, 2011, the Board of Directors (the “Board”) of Express, Inc. (the “Company”) promoted Matthew C. Moellering, age 45, to Executive Vice President and Chief Operating Officer. Concurrent with the promotion of Mr. Moellering, the Board also appointed D. Paul Dascoli, age 50, as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Dascoli will also assume the role of the Company's principal accounting officer which was previously held by Mr. Moellering.
Mr. Moellering has served as the Company's Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary since October 2009. Prior to that, he served as the Company's Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and the Company's Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands from February 2003 to September 2006, most recently as Vice President of Financial Planning. He started with Limited Brands as a Finance Director and served in that role from 2003 until 2004. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003 and prior to that he served as an officer in the United States Army.
Mr. Dascoli joins Express from VF Jeanswear Limited Partnership, a division of VF Corporation, a global leader in branded lifestyle apparel, where he served as Vice President and Chief Financial Officer since 2006. Prior to that, Mr. Dascoli held a number of senior level financial, administrative and operations positions with Thomasville Furniture Industries, Inc., a division of Furniture Brands International, including Executive Vice President from 2003 to 2006, Senior Vice President Finance & Administration and Chief Financial Officer from 1998 to 2003, and Vice President and Chief Financial Officer from 1996 to 1998. Prior to that, Mr. Dascoli was Vice President Financial Operations for Revlon Consumer Products Company from 1994 to 1996. Prior to that, he was employed in a number of financial roles with PepsiCo, Inc., including Area Chief Financial Officer for the St. Louis, Missouri and Ontario, Canada bottling operations. Mr. Dascoli started his career with Peat Marwick Mitchell & Co., now KPMG. Mr. Dascoli serves on the board of directors, and is the chair of the Audit Committee, of Stanley Furniture Company, Inc.
Under the terms of Mr. Dascoli's offer letter, Mr. Dascoli will receive an initial base salary of $450,000 per year, with a maximum annual bonus opportunity pursuant to the Company's seasonal performance-based cash incentive plan equal to 100% of his base salary. For a description of the Company's seasonal performance-based cash incentive plan, see the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 2, 2011. Mr. Dascoli will also receive a $100,000 signing bonus and a $250,000 one-time payment primarily in consideration of certain equity compensation he will forfeit in connection with his departure from his previous employer. Mr. Dascoli is required to repay the signing bonus in the event that he resigns within two years of the commencement of his employment with the Company.
Mr. Dascoli will receive an initial grant of 25,000 stock options to purchase shares of the Company's common stock and 20,000 restricted stock units. The grant date will be October 17, 2011, in accordance with the Company's policy on granting equity awards.   Subject to the terms and conditions set forth in the Express, Inc. 2010 Incentive Compensation Plan (the "Plan") and the award agreements, the stock options and 10,000 of the restricted stock units will vest in equal installments on the first, second, third and fourth anniversaries of the grant date, and the remaining restricted stock units will vest on the second anniversary of the grant date. The stock options and restricted stock units will be granted pursuant to the Plan and forms of non-qualified stock option and restricted stock unit grant agreements, each of which has been filed with the Securities and Exchange Commission as an exhibit to the Corporation's registration statement on Form S-1, as amended (File No. 333-164906).
Mr. Dascoli will receive other benefits consistent with the Company's other senior executives. The Company will also reimburse Mr. Dascoli for any costs incurred in connection with moving himself and his family to the Columbus, Ohio area in accordance with the Company's relocation policy for executives, provided that the Company will purchase Mr. Dascoli's out-of-state home at fair market value if he is unable to sell it within 6 months following his start date, subject to certain exceptions. Mr. Dascoli is required to repay all relocation expenses paid by the Company in the event that he resigns within two years of the commencement of his employment with the Company.
Pursuant to a Severance Agreement entered into between Mr. Dascoli and the Company, if Mr. Dascoli's employment is terminated by the Company other than for "cause" (as defined in the Severance Agreement), then he will be entitled to receive his base salary and, subject to certain exceptions, medical and dental benefits during the one-year period following his termination.
Descriptions of the Offer Letter and Severance Agreement are qualified in their entirety by reference to the complete texts of the Offer Letter and Severance Agreement, respectively, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.
Mr. Dascoli has also entered into the Company's standard indemnification agreement for officers and directors which has been filed as an exhibit to the Company's registration statement on Form S-1, as amended (File No. 333-164906).
Item 9.01.  Financial Statements and Exhibits.
(d)  Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated July 29, 2011, from Express, LLC to Dominic Paul Dascoli.
10.2	Severance Agreement, dated September 20, 2011, between Express, LLC and Dominic Paul Dascoli.
99.1	Press Release, September 21, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESS, INC.
Date: September 23, 2011	By	/s/ Lacey J. Bundy
Lacey J. Bundy
Secretary